UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 14, 2026

The Honest Company, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-40378	90-0750205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
12130 Millennium Drive, #500 Los Angeles, CA		90094
(Address of Principal Executive Offices)		(Zip Code)
(888) 862-8818
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	HNST	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 14, 2026, The Honest Company, Inc. (the “Company”) entered into a lease agreement (the “Lease”) with Dellwood Farm LLC, a Delaware limited liability company (the “Landlord”), for approximately 38,240 rentable square feet located at 12121 Bluff Creek Drive, Suite 500, in Playa Vista, California. The Company intends to relocate its corporate headquarters to this new location by May 1, 2027. The Company’s existing lease for its current corporate headquarters is scheduled to expire on April 30, 2027.

The term of the Lease will commence on the later of (i) March 1, 2027, and (ii) the date of “substantial completion” of the “tenant improvements” (each as defined in the Lease) (the “Lease Commencement Date”). The initial term of the Lease will span 10 years from the Lease Commencement Date (the “Initial Term”). During the Initial Term, the Company's aggregate undiscounted base rent obligation will total $3.50 per square foot per month in the first year, $3.75 in the second year, $7.25 in the third year, and thereafter escalate annually to $9.224 per square foot per month by the tenth year. The Company will receive a ten-month rent abatement applied to the first ten months of the third lease year. As a result, the total base rent over the Initial Term, net of rent abatement, is expected to be approximately $33,440,756. In addition to base rent, the Company will be required to pay certain additional amounts for taxes, insurance, maintenance and other operating expenses. The Landlord will provide the Company with a one-time tenant improvement allowance of $180.00 per rentable square foot.

To secure its obligations under the Lease, the Company is required to provide to the Landlord an irrevocable $1.2 million letter of credit. The Lease additionally grants the Company one five-year renewal option, an ongoing right of first refusal for the remaining space on the fifth floor of the building, and specific early termination rights related to severe casualty damage, eminent domain, or a prolonged failure by the Landlord to cure an “abatement event” (as that term is defined in the Lease, and which includes, for example, failing to provide essential utilities) for 270 days.

The foregoing description of the Lease is a summary only and is qualified in its entirety by the full and complete terms of the Lease, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number		Description
10.1	*	Lease, dated June 14, 2026, between The Honest Company, Inc. and Dellwood Farm LLC
104		Cover Page Interactive Data File (embedded within the Inline XBRL document).
*		Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K under the Securities Act of 1933, as amended. The Company agrees to furnish supplementally any omitted schedules to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Honest Company, Inc.

Date:	June 18, 2026	By:	/s/ Curtiss Bruce
Name: Curtiss Bruce
Title: Executive Vice President, Chief Financial & Operating Officer